EXHIBIT 10.5

                                 PROMISSORY NOTE

US $1,050,000

FOR VALUE RECEIVED, Alan Drizen ("Drizen") hereby promises to pay to the order of L.A.M. Pharmaceutical, Corp. ("L.A.M.") the sum of One Million Fifty Thousand Dollars ($1,050,000.00) in lawful money of the United States of America bearing interest both before and after default, demand, judgment and maturity at 6% per annum from the date hereof.

The indebtedness shall be paid as follows, the listed payments being blended payments of principal and interest due as of the date of the payments:

1. On each of June 10, July 10, August 10 and September 10 of 2001, the amount of US $90,000;
2. On each of October 10, November 10 and December 10, 2001 and January 10, February 10 and March 10, 2002, the amount of US $25,000; and
3.   On March 31, 2002, the balance due and outstanding as of that date;

Provided, however, that if any of the foregoing dates are not business days in Toronto, Ontario, payment shall be due on the next following business day; and provided further that in the event of default in any of the above stated payments the full amount of the principal and interest outstanding thereon shall be accelerated and immediately due and payable.

Drizen shall be entitled to prepay the principal amount of this indebtedness and any interest at the time due thereon in whole or in part, at any time and from time to time, all without notice, penalty or bonus.

Drizen hereby waives presentment, protest, notice of protest or notice of dishonor of this Note.

This Note shall be binding upon Drizen and enure to the benefit of L.A.M. and their respective heirs, administrators, executors, successors and assigns (as the case may be).

This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS THEREOF Drizen has signed this Note as of the 25th day of May, 2001.



 /s/ Alan Drizen
ALAN DRIZEN